K&L Gates LLP
1601 K Street NW
Washington, DC 20006-1600
T 202.778.9000 www.klgates.com

February 28, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	American Beacon Funds

File Nos. 033-11387 and 811-04984

Post-Effective Amendment No. 132

Ladies and Gentlemen:

We have acted as counsel to American Beacon Funds (the “Trust”) in connection with the preparation of Post-Effective Amendment No. 132 to the Trust’s Registration Statement on Form N-1A (the “Amendment”), and we have reviewed a copy of the Amendment being filed with the Securities and Exchange Commission.

Pursuant to paragraph (b)(4) of Rule 485 under the Securities Act of 1933, we represent that, based on our review and our assessment of the disclosure changes being effected by the Amendment, the Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,

/s/ K&L Gates LLP